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                                                          EXHIBIT 23.2

                          Independent Auditors' Consent


The Board of Directors and Stockholders
Viatel, Inc.:

The audits referred to in our report dated February 26, 1999, included the related financial statement schedule as of December 31, 1998 and for each of the years in the three-year period ended December 31, 1998, included in the registration statement. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to use of our report included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                               /s/ KPMG LLP
                                                   KPMG LLP


New York, New York
December 21, 1999